SRA ANNOUNCES FINANCIAL RESULTS FOR FIRST

QUARTER 2004

•	Revenue: $132M, up 30% from First Quarter Fiscal Year 2003
•	Net Income: $7.8M, up 56% from First Quarter Fiscal Year 2003
•	Raising Fiscal Year 2004 Guidance for Revenue and Diluted EPS

FAIRFAX, Va. – November 3, 2003 – SRA International, Inc. (NYSE: SRX), a leading provider of information technology services and solutions to the federal government, today announced operating results for the first quarter of fiscal year 2004, which ended September 30, 2003.

Revenue for the quarter increased 30% from $101.5 million in the September 2002 quarter to $132.0 million. Operating income for the quarter increased 76% from $7.1 million in the September 2002 quarter to $12.4 million. Operating income margin for the quarter increased by 240 basis points from 7.0% in the September 2002 quarter to 9.4%.

Net income for the quarter increased 56% from $5.0 million (4.9% of revenue) in the September 2002 quarter to $7.8 million (5.9% of revenue). Net income for the September 2002 quarter included a $0.6 million after-tax, non-operating gain related to the earlier sale of an equity investment in Mail2000, Inc. Without the September 2002 non-operating gain, net income increased 78% year-over-year.

Diluted earnings per share for the quarter increased 38% from $0.21 in the September 2002 quarter to $0.29. However, the diluted weighted average share count for the quarter increased 16%, from 23.4 million shares in the September 2002 quarter to 27.1 million shares, primarily as a result of the company’s sale of 2.5 million shares in a follow-on offering in June 2003. Without the September 2002 non-operating gain and the June 2003 offering, diluted earnings per share increased about 70% year-over-year.

Ernst Volgenau, SRA President and Chief Executive Officer, stated, “We have an excellent start for fiscal year 2004. Our investments in business development have accelerated growth. We were able to capture significant new work in all of our business areas as the government ended its fiscal year, and we are ready for future growth. We are also pleased with the 240 basis point increase in operating margin compared to last year.”

Chief Financial Officer Stephen Hughes added, “We are very pleased with the results for the September quarter as we continue to post strong revenue growth, operating margins, and cash flow. Cash flow from operating activities for the quarter was about equal to net income.”

New Business Awards

During the first quarter, SRA won new business with contract value of $287 million. Backlog of signed business orders increased by $158 million during the quarter to $1.7 billion. A description follows of five key awards:

•	SRA was awarded the Information Technology (IT) Support Services contract for the National Archives and Records Administration (NARA), an independent federal agency that oversees the management of all federal records. The competitive task order, awarded under the General Services Administration Federal Supply Schedule, has an estimated value of $47 million over five years if all options are exercised. SRA will provide enterprise-wide technology services to help NARA sustain and modernize its IT infrastructure and meet a growing demand for electronic records and online services.

•	SRA was awarded a competitive task order to provide systems engineering and program support to the Department of Defense (DoD) Joint Tactical Radio System (JTRS) Joint Program Office (JPO). The task order, awarded under the General Services Administration Federal Supply Schedule, has an estimated value of $41 million over five years if all options are exercised. JTRS is a family of software reprogrammable radios that will provide commanders and warfighters with a single, integrated voice and data system within and across the military services and between U.S. Forces and Allied and Coalition partners.

•	SRA was awarded a competitive task order by the Department of Defense, Headquarters Air Mobility Command to provide independent verification and validation software testing and engineering services for its command and control systems. The task order, awarded under the Millennia Lite contract, has an estimated value of $30 million over seven years if all options are exercised.

•	SRA won a competitive task order to design, develop, and implement a new information system for the U.S. Copyright Office. The task order, awarded under the Millennia Lite contract, has an estimated value of $8.9 million over 52 months if all options are exercised. The Copyright Office is reengineering all major business processes to replace paper-based systems with electronic processing. The new information system will support these reengineered business processes and replace all existing Copyright Office systems with customized commercial off-the-shelf products for customer relationship management.

•	SRA was awarded a competitive task order by the Centers for Medicare & Medicaid Services (CMS), a federal agency within the Department of Health & Human Services. SRA will design, develop, and implement the Medicare Managed Care Aggregate Plan Payment System (MMCAPPS) that will calculate and authorize more than $3.5 billion in payments for more than 500 managed care organizations based on the health care services they provide to beneficiaries enrolled in their organizations. The task order, awarded under the CMS Professional Information Technology Services contract, has an estimated value of $5 million over 27 months if all options are exercised.

Forward Guidance

The Company is issuing initial guidance for the second quarter of fiscal year 2004 and raising its forward guidance for fiscal year 2004. The table below represents management’s current expectations about the Company’s future financial performance, based on information available at this time:

Measure	Quarter Ending December 31, 2003	Fiscal Year Ending June 30, 2004
Revenue (in millions)	$135-$140	$555-$570
Diluted Earnings Per Share	$0.29-$0.31	$1.22-$1.30
Diluted Share Equivalents (in millions)	27.3	27.4

Previously, the Company provided guidance for fiscal year 2004 of revenue from $540 million to $560 million and diluted earnings per share from $1.18 to $1.26 based on 27.2 million shares.

About SRA International, Inc.

SRA is a leading provider of information technology services and solutions to clients in national security, civil government, and health care and public health. SRA services include strategic consulting; systems design, development, and integration; and outsourcing and operations management. The Company also delivers business solutions for text and data mining, contingency and disaster response planning, information assurance, environmental strategies and technology, enterprise architecture, network operations and management, and enterprise systems management.

FORTUNE® magazine has chosen SRA as one of the “100 Best Companies to Work For” for four consecutive years. The Company’s 2,700 employees serve clients from its headquarters in Fairfax, Virginia, and offices across the country. For additional information on SRA, please visit www.sra.com.

Any statements in this press release about future expectations, plans, and prospects for SRA, including statements about expected future financial performance and about the estimated value of the task orders and work to be performed under new contracts, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenue, our ability to maintain our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts, and other factors discussed in our Annual Report on Form 10-K for the fiscal year ended June 30, 2003 filed with the Securities and Exchange Commission on September 29, 2003. In addition, the forward-looking statements included in this press release represent our views as of November 3, 2003. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to November 3, 2003.

CONTACTS:
Stuart Davis	Stephen Hughes
Director, Investor Relations	Senior Vice President and CFO
SRA, International, Inc.	SRA International, Inc.
(703) 502-7731	(703) 227-7010
stuart_davis@sra.com	steve_hughes@sra.com

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

		Three Months Ended
		9/30/02	9/30/03
Revenue		$101,538	$131,978
Operating costs and expenses:
Cost of services		72,633	94,119
Selling, general, and administrative		19,814	23,147
Depreciation and amortization		2,024	2,267

Total operating costs and expenses		94,471	119,533

Operating income		7,067	12,445
Interest expense		(47)	(1)
Interest income		435	394
Gain on sale of equity method investment	(a)	1,031	—

Income before taxes		8,486	12,838
Provision for income taxes		3,479	5,007

Net income		$5,007	$7,831

Earnings per share:
Basic		$0.24	$0.31

Diluted		$0.21	$0.29

Weighted-average shares:
Basic		20,727,703	25,185,472

Diluted		23,400,370	27,088,038

(a)	Non-recurring item reflects the receipt of an escrow payment related to the sale of our minority interest in Mail2000, Inc. in February 2001.

Consulting and Systems Integration Segment Statements of Operations Data

	Three Months Ended
	9/30/02	9/30/03
Revenue	$100,637	$131,978
Operating costs and expenses:
Cost of services	72,050	94,119
Selling, general, and administrative	19,565	23,147
Depreciation and amortization	2,011	2,267

Total operating costs and expenses	93,626	119,533

Operating income	$7,011	$12,445

Emerging Technologies Segment Statements of Operations Data

	Three Months Ended
	9/30/02	9/30/03
Revenue	$901	$—
Operating costs and expenses:
Cost of services	583	—
Selling, general, and administrative	249	—
Depreciation and amortization	13	—

Total operating costs and expenses	845	—

Operating income	$56	$—

Gain on sale of equity method investment	$1,031	$—

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

	As of
	6/30/03	9/30/03
Current assets:
Cash and cash equivalents	$158,264	$165,844
Short-term investments	433	—
Accounts receivable, net	119,224	125,978
Prepaid expenses and other	12,434	15,068
Deferred income taxes, current	5,980	6,081

Total current assets	296,335	312,971

Property and equipment, net	20,641	21,054

Other assets:
Goodwill	36,171	36,171
Identified intangibles, net	6,120	5,858
Deferred compensation trust	3,483	3,607
Deferred income taxes, noncurrent	1,308	1,419
Investments and other	653	—

Total other assets	47,735	47,055

Total assets	$364,711	$381,080

Current liabilities:
Accounts payable	$18,640	$16,598
Accrued payroll and employee benefits	26,614	31,843
Accrued expenses	26,077	25,650
Current portion of long-term debt	400	—
Billings in excess of revenue recognized	4,949	5,389

Total current liabilities	76,680	79,480

Other long-term liabilities	5,016	5,786

Total liabilities	81,696	85,266

Stockholders’ equity:
Preferred stock, $0.20 par value	—	—
Class A common stock, $0.004 par value	93	95
Class B common stock, $0.004 par value	40	39
Additional paid-in capital	224,808	229,868
Treasury stock, at cost	(47,057)	(47,202)
Deferred stock-based compensation	(509)	(457)
Retained earnings	105,640	113,471

Total stockholders’ equity	283,015	295,814

Total liabilities and stockholders’ equity	$364,711	$381,080

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended
	9/30/02	9/30/03
Cash flows from operating activities:
Net income	$5,007	$7,831
Adjustments to reconcile net income to net cash provided by operating activities-
Depreciation and amortization	2,044	2,267
Stock-based compensation	53	52
Tax benefits of stock option exercises	352	3,069
Deferred income taxes	(650)	(212)
Gain on sale of equity method investment	(1,031)	—
Working capital changes	7,737	(5,349)

Net cash provided by operating activities	13,512	7,658

Cash flows from investing activities:
Capital expenditures	(2,728)	(2,608)
Net (purchases) sales of investments	(7,603)	1,083
Proceeds from sale of equity method investment	1,031	—

Net cash used in investing activities	(9,300)	(1,525)

Cash flows from financing activities:
Repayment of term loan	(400)	(400)
Issuance of common stock	215	1,992
Purchase of treasury stock	(206)	(145)

Net cash (used in) provided by financing activities	(391)	1,447

Net increase in cash and cash equivalents	3,821	7,580
Cash and cash equivalents, beginning of period	87,137	158,264

Cash and cash equivalents, end of period	$90,958	$165,844

Supplemental disclosures of cash flow information:
Cash paid during the period-
Interest	$54	$8

Income taxes	$17	$6

Cash received during the period-
Interest	$361	$256

Income taxes	$95	$—